Liberator Medical Reports Revenue of $17.6 Million for Its First Fiscal Quarter Ended December 31, 2012

The Company Reports Net Income of $1.4 Million for the Quarter

STUART, FL -- (MARKETWIRE) -- 02/14/13 -- Liberator Medical Holdings, Inc. (OTCBB: LBMH) today announced the financial results for its first fiscal quarter ended December 31, 2012. Sales for the quarter ended December 31, 2012 increased by $2,755,000, or 18.6%, to $17,551,000, compared with sales of $14,796,000 for the quarter ended December 31, 2011. The increase in sales was due to the Company's continued direct response advertising campaign to acquire new customers and strong reorder rates from its recurring customer base during the last quarter of the calendar year. Liberator's direct response advertising expenditure for the quarter ended December 31, 2012, was $2.8 million, compared with $2.7 million for the quarter ended December 31, 2011.

First Fiscal Quarter 2013 Financial Highlights

•	Revenue of $17.6 million, an increase of 18.6% over the last year's first quarter
•	Operating margins increased to 12.9% of sales compared with 5.3% a year ago
•	Net income of $1.4 million, or $0.03 per share, compared with net income of $0.5 million, or $0.01 per share, for the first quarter last year
•	Cash generated from operations of $1.4 million, an increase of $3.3 million compared with cash used in operations of $1.9 million for the first quarter last year
•	As of December 31, 2012, the Company had $4.4 million of cash and $4.7 million available from its credit line facility.

Income from operations for the quarter ended December 31, 2012, increased by $1,479,000, or 189.9%, to $2,258,000, compared with the quarter ended December 31, 2011. The increase in operating income is primarily attributed to increased gross profits driven by our increased sales volumes as well as a reduction as a percentage of sales in operating expenses.

Mark Libratore, the Company's President and CEO, commented, "We are very pleased with our financial performance for the first quarter. We increased sales by 19% over last year at higher operating margins and generated $1.4 million in operating cash flows for the quarter. We will continue to manage the levels of our direct response advertising spend to maximize profitability and cash flows for fiscal year 2013. Based on investments we have made in our employees, infrastructure, and technology, we expect to continue to increase our operating margins and cash flows for fiscal year 2013 compared with fiscal year 2012."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company's need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under "Risks and Uncertainties" in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of December 31, 2012 (unaudited) and September 30, 2012
(In thousands, except dollar per share amounts)

	December 31,	September 30,
	2012	2012
Assets
Current Assets:
Cash	$4,431	$3,326
Accounts receivable, net of allowances of $5,022 and $5,044, respectively	9,200	10,365
Inventory, net of allowance for obsolete inventory of $362 and $310, respectively	2,426	2,627
Deferred taxes, current portion	2,310	2,254
Prepaid and other current assets	346	287
Total Current Assets	18,713	18,859
Property and equipment, net of accumulated depreciation of $3,035 and $2,888, respectively	1,411	1,250
Deferred advertising	23,032	22,426
Intangible assets, net of accumulated amortization of $107 and $91, respectively	223	239
Other assets	87	88
Total Assets	$43,466	$42,862
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$4,525	$6,537
Accrued liabilities	1,608	1,221
Other current liabilities	96	92
Total Current Liabilities	6,229	7,850
Deferred tax liability	6,283	5,421
Credit line facility	2,500	2,500
Other long-term liabilities	114	132
Total Liabilities	15,126	15,903
Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,266 and 48,232 shares issued, respectively; 48,177 and 48,143 shares outstanding at December 31, 2012, and September 30, 2012, respectively	48	48
Additional paid-in capital	34,736	34,707
Accumulated deficit	(6,394)	(7,746)
Treasury stock, at cost; 89 shares at December 31, 2012, and September 30, 2012	(50)	(50)
Total Stockholders' Equity	28,340	26,959
Total Liabilities and Stockholders' Equity	$43,466	$42,862

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three months ended December 31, 2012 and 2011
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2012	2011
Sales	$17,551	$14,796
Cost of Sales	6,573	6,003
Gross Profit	10,978	8,793
Operating Expenses
Payroll, taxes and benefits	3,843	3,464
Advertising	2,203	1,968
Bad debts	1,278	1,130
Depreciation and amortization	164	199
General and administrative	1,232	1,253
Total Operating Expenses	8,720	8,014
Income from Operations	2,258	779
Other Expense
Interest expense	(21)	(12)
Total Other Expense	(21)	(12)
Income before Income Taxes	2,237	767
Provision for Income Taxes	885	313
Net Income	$1,352	$454
Basic earnings per share:
Weighted average shares outstanding	48,147	48,057
Earnings per share	$0.03	$0.01
Diluted earnings per share:
Weighted average shares outstanding	52,143	52,321
Earnings per share	$0.03	$0.01

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the three months ended December 31, 2012 and 2011
(Unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2012	2011
Cash flow from operating activities:
Net Income	$1,352	$454
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,310	2,123
Equity based compensation	10	38
Provision for doubtful accounts and contractual adjustments	1,335	1,163
Deferred income taxes	805	307
Reserve for inventory obsolescence	53	6
Changes in operating assets and liabilities:
Accounts receivable	(169)	(2,449)
Deferred advertising	(2,753)	(2,700)
Inventory	148	119
Other assets	(57)	(175)
Accounts payable	(2,013)	(945)
Accrued liabilities	393	142
Other liabilities	3	(27)
Net Cash Flow Provided by (Used in) Operating Activities	1,417	(1,944)
Cash flow from investing activities:
Purchase of property and equipment	(308)	(40)
Net Cash Flow Used in Investing Activities	(308)	(40)
Cash flow from financing activities:
Proceeds from employee stock purchase plan	13	20
Proceeds from credit line facility	-	1,000
Payments of debt and capital lease obligations	(17)	(7)
Net Cash Flow Provided by (Used in) Financing Activities	(4)	1,013
Net increase (decrease) in cash	1,105	(971)
Cash at beginning of period	3,326	3,016
Cash at end of period	$4,431	$2,045
Supplemental disclosure of cash flow information:
Cash paid for interest	$21	$12
Cash paid for income taxes	$5	$-
Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowing	$-	$18

See accompanying notes to unaudited condensed consolidated financial statements.

Contacts:

Individual Investor Relations Contact
WSR Communications
772-219-7525
IR@WSRcommunications.com
http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com

Released February 14, 2013